Exhibit 99.1

NRG Announces Cooperation Agreement with
Elliott Management and Bluescape Energy Partners

NRG Names Lawrence Coben as Chairman of the Board;

NRG Forms Business Review Committee; and

C. John Wilder and Barry T. Smitherman to Join NRG Board

PRINCETON, NJ — February 13, 2017 — NRG Energy, Inc. (NYSE: NRG) (“NRG” or “the Company”) today announced that it has entered into cooperation agreements with affiliates of each of Elliott Management Corporation (such affiliates, “Elliott”) and Bluescape Energy Partners LLC (such affiliates, “Bluescape”). Funds affiliated with Elliott have economic exposure to an aggregate of approximately 6.9% of the Company’s common stock and funds affiliated with Bluescape beneficially own an aggregate of 2.5% of the Company’s common stock.

Pursuant to the terms of the cooperation agreements, Howard Cosgrove and Edward R. Muller have announced their retirement from the NRG Board of Directors (the “Board”) and have stepped down from the Board after years of exemplary and dedicated service. Lawrence Coben, a director of the Company, was named Chairman of the Board as Cosgrove’s successor. C. John Wilder, Bluescape Energy Partners’ Executive Chairman, and Barry Smitherman, former Chair of the Public Utility Commission of Texas, have been appointed to the Board.

In addition, NRG has formed a five-person ad hoc committee of the Board — the Business Review Committee (the “Committee”). The Committee will work closely with NRG’s Board, Chief Executive Officer Mauricio Gutierrez and NRG’s management team to comprehensively review and make specific recommendations to the Board in four key areas:

1.                    Operational and cost excellence initiatives

2.                   Potential portfolio and/or asset de-consolidations, dispositions and optimization

3.                   Capital structure and allocation

4.                   Broader strategic initiatives

The Committee will be chaired by Wilder and will have four other members: Smitherman, Gutierrez, Paul Hobby and Anne Schaumburg. Upon approval by the Board, the charter for the Committee shall authorize the retention of consultants and advisors. The Committee plans to expeditiously conduct its review and make any relevant recommendations to the Board. Subsequently, NRG expects to provide a comprehensive update to the market as promptly as practicable.

“Over the past year, NRG has made strides in streamlining our business, reducing costs, strengthening our balance sheet, selling non-core assets and exiting unprofitable business lines. We remain committed to building on that progress and I look forward to the contributions of our new directors and the new committee as we take further steps to improve performance and build shareholder value,” said Gutierrez. “I personally want to express my deep appreciation to Howard and Ed for their dedicated service to the Company and its stakeholders.”

“John and Barry bring broad experience across all areas of our business and we look forward to benefiting from their expertise and participation in the boardroom. We welcome them to the NRG Board,” said Coben. “I also want to thank Howard and Ed for their stewardship through their time on the Board.”

“We have tremendous confidence in Mauricio and his management team, and I look forward to working together with his team and the Board on a comprehensive high-performance plan for the benefit of all NRG stakeholders,” said Wilder. “I believe the Committee is the ideal way to take a fresh approach and conduct a comprehensive, fact-based performance assessment. I pledge to my fellow shareholders that the Business Review Committee will leave no stone unturned in our review. I believe a focus on a relentless execution of this plan will have the long-term benefit of furthering NRG as the preeminent integrated power company.”

“I want to thank Mauricio and his team for the collaborative, constructive approach they have taken in reaching today’s agreement,” said Jeff Rosenbaum, Portfolio Manager at Elliott. “We are confident that the new additions to NRG’s Board and the newly formed Business Review Committee, tasked with developing and overseeing the high-performance plan, will lead to tremendous value creation for all NRG stakeholders. As shareholders, we look forward to supporting the Board in its work to enable NRG to thrive in any market environment.”

Pursuant to the cooperation agreements, Elliott and Bluescape have each agreed to customary standstill, voting, and other provisions. The full cooperation agreement between NRG and Elliott and the full cooperation agreement between NRG and Bluescape will be filed on a Form 8-K with the Securities and Exchange Commission.

Morgan Stanley & Co. LLC and Goldman, Sachs and Co. are serving as financial advisors to the Company and Latham & Watkins is serving as legal counsel.

About Lawrence Coben

Larry Coben has been a director of NRG since December 2003. During his tenure, he has served as the Chair of several of the Board’s committees. Over the last 13 years, he has acted as chairman and chief executive officer for various affiliates of Tremisis Energy Corporation LLC. He has served on the board of directors of SAESA (2008-2010), a Chilean utility, Prisma Energy (2003-2006), the post-bankruptcy filing successor company to Enron, as well as currently serving on the advisory board of Morgan Stanley Infrastructure II L.P. Dr. Coben was formerly Chief Executive Officer of the NYSE-traded Bolivian Power Company, a managing director of Liberty Power Corp and Liberty Power Latin America, and a Senior Vice President of Catalyst Energy. Dr. Coben is also Executive Director of the Sustainable Preservation Initiative and a Consulting Scholar at the University of Pennsylvania Museum of Archaeology and Anthropology.

About C. John Wilder

C. John Wilder is the Executive Chairman and a member of Investment Committees of three investment vehicles: (i) Bluescape Resources Company; (ii) Parallel Resource Partners; (iii) and Bluescape Energy Partners. Wilder serves as chairman of the board and as a director on several portfolio companies. Wilder also serves as executive chairman and director of EXCO Resources (NYSE: XCO).

About Barry Smitherman

Barry T. Smitherman is currently an energy industry consultant and senior advisor, as well as an adjunct professor of Energy Law at The University of Texas School of Law. Smitherman is a former partner in an international law firm, a former chairman of two Texas energy-related state agencies and a former managing director of an investment bank. He is the only person to ever serve on both the Public Utility Commission of Texas (PUCT) and the Railroad Commission of Texas (RRC) and is a recognized authority on a number of energy topics, including those affecting wholesale power generation, retail electric providers, regulated electric and gas utilities, oil and gas operators, coal mining operators, and pipeline developers.

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of the nation’s largest and most diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 200 company, NRG creates value through best in class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers, large and small, we continually innovate, embrace and implement sustainable solutions for producing and managing energy. We aim to be pioneers in developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost 3 million residential and commercial customers throughout the country.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have approximately $31 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

About Bluescape

Bluescape, founded in 2007, is a private investment firm focused on value-oriented investments in the upstream oil and gas and power industries. Bluescape employs a unique approach and long-term perspective, helping position companies for growth and value creation by providing capital and strategic oversight with its multi-disciplined team of executive-level managers, operators, strategic consultants, and restructuring advisors.

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Contacts:

Media:	Investors:

Marijke Shugrue	Kevin L. Cole, CFA
609.524.5262	609.524.4526

Lindsey Puchyr
609.524.4527